SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 4, 2010

OVERHILL FARMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-16699	75-2590292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 East Vernon Avenue, Vernon, California	90058
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(323) 582-9977

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On November 4, 2010, Overhill Farms, Inc. (“OFI” or “we”, “us” or “our”) entered into a license agreement with Boston Market Corporation (“BMC”).  The agreement grants OFI the exclusive right and license to use BMC’s trademarks, trade dress and copyrights in connection with the manufacturing, advertising, promotion, sales and distribution of frozen food and certain shelf stable food licensed products to authorized retailers in the United States that are intended for purchase and consumption by household purchasers.

Term of Agreement

The initial term of the agreement commences July 1, 2011 and extends through December 31, 2016.  The agreement contains options for two sixty-month renewal terms after the expiration of the initial term.  The first renew term will commence on January 1, 2017 provided that: (i) OFI has performed all of its material obligations under the agreement and is not in material default on the last day of the initial term; (ii) OFI’s net sales during the contract year ending nearest to September 30, 2015 equals or exceeds the first renewal threshold of $60 million; and (iii) OFI gives BMC not less than twelve months’ prior written notice of renewal.  The second renewal term will commence on January 1, 2022 provided that: (i) OFI has performed all of its material obligations under the agreement and is not in material default on the last day of the first renewal term; (ii) OFI’s net sales during the contract year ending nearest to September 30, 2020 equals or exceeds the second renewal threshold of $72 million; and (iii) OFI gives BMC not less than twelve months’ prior written notice of renewal.

Earned Royalty

In consideration of the license granted, OFI shall pay to BMC an earned royalty computed at the rate of four and one-half percent of net sales of all licensed products.  The earned royalty is to be paid on a quarterly basis within 30 days following the end of each quarterly period.

Guaranteed Minimum Royalties

For each contract year during the initial term, there is no guaranteed minimum royalty (“GMR”).  For each contract year throughout the first renewal term, the GMR is $2.75 million.  For each contract year throughout the second renewal term, the GMR is $3.25 million.

If earned royalties during the last contract year of the initial term are less than 80% of the GMR that will be required during the first renewal term, then BMC will negotiate in good faith with OFI with respect to lowering the GMR for the first renewal term.  If earned royalties during the last contract year of the first renewal term are less than 80% of the GMR that will be required during the second renewal term, then BMC will negotiate in good faith with OFI with respect to lowering the GMR for the second renewal term.

Within 30 days of the end of each contract year throughout the first and second renewal terms, OFI shall pay to BMC an amount equal to the difference between (i) the GMR owed to BMC for that contract year, and (ii) the sum of the earned royalty payments made to BMC during that contract year.  Any earned royalty payments made by OFI to BMC in excess of the GMR during any particular contract year shall not be applied to reduce either the GMR or the earned royalty due for any subsequent contract year.

Termination of Agreement

BMC has the right, at its option, to terminate the agreement:

(i)	if OFI materially breaches the agreement and fails to cure such breach within the applicable cure period, if any;

(ii)	upon a change of control of OFI involving a competitor of BMC; or

(iii)
upon OFI suffering certain adverse financial conditions, including without limitation the filing of bankruptcy by or against OFI or OFI being unable to operate its BMC licensed products business due to a material change in OFI’s financial position.

OFI has the right, at its option, to terminate the agreement:

(iv)	if BMC materially breaches the agreement and fails to cure such breach within the applicable cure period, if any;

(v)	upon a change of control of BMC involving a competitor of OFI; or

(vi) upon BMC suffering certain adverse financial conditions, including without limitation the filing of bankruptcy by or against BMC.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	License Agreement, dated November 4, 2010, between Boston Market Corporation and Overhill Farms, Inc. (*)

_______________
*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2010	OVERHILL FARMS, INC.

By: /s/ Tracy E. Quinn
Tracy E. Quinn,
Interim Chief Financial Officer